Exhibit 10.42

AMENDED EMPLOYMENT AGREEMENT

              This Agreement is made effective this 1st day of October, 2000 (the “Effective Date”), by and between E*TRADE GROUP, INC., a Delaware corporation (“Company”), and CHRISTOS M. COTSAKOS, (“Executive”).

BACKGROUND

              Executive, Chairman of the Board and Chief Executive Officer of Company, began his service with the Company pursuant to an Employment Agreement dated as of March 15, 1996 (the “Prior Agreement”). Effective June 1, 1999 Executive and the Company entered into a new employment agreement (the “Employment Agreement”) the terms of which superseded the Prior Agreement.

              The Board of Directors of the Company and the Compensation Committee of the Company recognize the unique and singular contribution that the Executive has made to the Company. Paramount to the Company’s interest is insuring the Executive’s retention and securing that his skills and abilities remain focused on the continued growth and leadership of the Company. The vision and energetic commitment that the Executive has demonstrated during his tenure as Chief Executive Officer has been and continues to be a fundamental and essential asset of the Company. The efforts of the Executive are recognized as profoundly and positively impacting on the long-term value of the shareowners interests in the Company. The Executive has left an indelible mark on the Company’s culture and its values. In addition he has and continues to greatly influence the course of e-commerce and the financial services industry at large.

              As part of the Annual review of the Executive performance and compensation arrangement with the Company, the Company wishes to make certain changes and modifications to the Executive’s Employment Agreement. The Committee has made note of management’s ability to exceed the performance expectation for the Company in both positive and negative market conditions, as illustrated by the Company this year breaking the $1 Billion revenue level ($1.4 Billion) and achieving profitability 12 months earlier than expected. Accordingly, in order to achieve the objects set forth above, the parties now wish to amend the Employment Agreement with respect to the continued employment of Executive by the Company, modifying certain terms of the Employment Agreement and adding certain other terms to the Employment Agreement.

              Therefore, in consideration of the promises and the mutual covenants and agreements set forth herein, the parties agree to enter into this Amended Employment Agreement as follows:

TERMS AND CONDITIONS

              In consideration of the premises and the mutual covenants and agreements set forth below, the parties agree as follows:

              1.  Termination of Prior Agreement. The Prior Agreement shall terminate and be of no further force and effect as of the date of this Agreement.

              2.  Employment. Executive agrees to serve as Chief Executive Officer of Company, and as Chairman of the Company’s Board of Directors, for the term of this Agreement, subject to the terms set forth in this Agreement and the provisions of the Bylaws of Company. During his employment, Executive shall devote his effort and attention, on a full-time basis, to the performance of the duties required of him as an executive of Company. Notwithstanding the foregoing, Executive shall be entitled to serve as director (including service as the Board chairman) on the governing boards of other for-profit or not-for-profit entities and to retain any compensation and benefits resulting from such service, so long as such service does not unduly interfere with his duties under this Agreement.

              3.  Compensation. As compensation for his services during the term of this Agreement, Executive shall receive the amounts and benefits set forth in this Section 3 all effective as of the Effective Date unless otherwise specified:

                     (a)  An annual salary of $690,000 (“Base Salary”) prorated for any partial year of employment. As soon as reasonably practicable after the close of Company’s current fiscal year and the close of each fiscal year thereafter, the Base Salary shall be subject to review by the Compensation Committee of the Company’s Board of Directors for increases in light of the size and performance of Company. The Base Salary, as adjusted in accordance with this subsection (a), shall remain in effect unless and until it is increased in accordance with this subsection (a). Executive’s salary shall be payable semimonthly or in accordance with Company’s regular payroll practices in effect from time to time for officers of his level in Company.

                     (b)  Participation in the Company’s management bonus plan, with bonus payments to be determined and paid in accordance with the terms of the plan. The bonus will be determined by multiplying: (x) the percentage established by the Compensation Committee (not to be less than 3 times); and (y) the Executive’s then current base salary.

                     (c)(i) Participation in the employee benefit plans maintained by Company and in other benefits provided by Company to senior executives, including retirement and 401(k) plans, deferred compensation, medical and dental, annual vacation, paid holidays, sick leave, and similar benefits, which are subject to change from time to time at the reasonable discretion of Company.

                     (c)(ii)  Participation in the Supplemental Executive Retirement Plan specifically including the term “Covered Wages” to be defined as the total of the base salary as of the termination date and the targeted bonus at a minimum of three times base salary (or such higher amount then in effect pursuant to sections 3 (a) & (b)) for the plan year which includes the termination.

                     (d)  Participation in any Company sponsored incentive arrangements, including participation as a partner in any venture arrangements originated or sponsored by Company.

                     (e)  Reimbursement of membership dues and related ongoing costs of appropriate club and professional organizations; and dues, costs and expenses for appropriate, continuing professional education, financial and legal counseling, planning and administration (including any reasonable legal insurance costs).

                     (f)  It is acknowledged that Executive has received option with specific terms and conditions provided therein. Company agrees that there will be no change made in any Stock Option during the term of Executive’s employment hereunder which adversely affects Executive’s rights as established by the foregoing documents, without the prior written consent of Executive. With respect to the stock option grant dated April 22, 1999 and with respect to any subsequent stock options granted to Executive, regardless of any other terms to the contrary, in no event with the expiration date for exercise be less than 10 years from date of grant. In the event of death or disability, all time-based vesting restrictions applicable to all stock options, current and hereinafter granted, and outstanding to Executive at the time of his death or disability shall accelerate as of such time and thereafter not restrict the exercisability of any such options held by Executive or his estate. In the event of an involuntary termination of Executive associated with a Change in Control, as defined in Section 6(f)(iii), all time-based vesting restrictions applicable to all stock options, current and hereinafter granted, and outstanding to Executive at the time the Change in Control shall accelerate as of such time and thereafter not restrict the exercisability of any such options held by Executive.

                     (g)  Lease of automobile for company use and reimbursement of reasonable operating expense.

                     (h)  Reimbursement of all reasonable business-related expenses, including without limitation first-class air travel or chartered aircraft. At the discretion of Executive, immediate family members are permitted to accompany Executive.

                     (i)  Reimbursement of tuition, fees, books, ancillary expenses including the cost of research assistants, travel, hotel and meal expenses relating to completion of Ph.D. program, or other executive projects such as speech writing, publishing and similar endeavors.

                     (j)  Reimbursement for the cost of a comprehensive security, executive protection and monitoring system that may be installed in Executive’s vehicles and or aircraft and at Executive’s residences (and the residences and vehicles of immediate family members), including (but not limited to) structural costs and related equipment. Included in this area are reimbursement for the cost of equipment, labor or other costs associated with the installation of technology and communication equipment in Executive’s residences integrated with the equipment and transmission and reception capabilities in Executive’s corporate office.

                     (k)  Reimbursement for the use of aircraft owned or controlled by Executive (and/or by his affiliates), all in accordance with the policies to be determined in conjunction with Company.

                     (l) Company shall purchase a split-dollar insurance policy on Executive’s life, payable to Executive’s designated beneficiary, in the face amount of $10,000,000. Company shall also establish a bonus arrangement to enable a “roll-out” of the policy on a tax-free basis to Executive at his targeted retirement date, as defined by Executive in writing. In the event of a termination of employment prior to retirement, Executive shall be entitled to receipt of the policy and a bonus in the amount required to cover all applicable income taxes on such transfer, fully grossed up.

                     (m) Executive shall be provided, at his discretion, with a loan at the lowest applicable interest rate, to purchase from the company or its subsidiaries any transportation equipment.

                     (n)  “Gross-up” payments to cover taxes due in the event any of the benefits described in subsections (e), (g), (h), (i), (j), (k) and (l) above, or in Section 6(c), are taxable to Executive.

              4.  In addition to any other compensation paid to Executive pursuant to this agreement or otherwise awarded to Executive by the Compensation Committee of the Company’s Board of Directors, Executive will receive the Special Enterprise Enhancement Payment award provided by this section. The award will be paid within 30 days after the closing of a “qualified event”. For this purpose, a “qualified event” is an event consummated prior to January 3, 2000, and defined in Section 6(f)(iii) entitled “Change in Control” hereinafter provided. The amount of the award will be based on the increase of the Enterprise Value (i.e. of the Company as hereinbefore defined) from August 12, 1999, to the qualified event (based on the respective closing market prices as represented on the established exchange on which the company’s shares are regularly traded. If, however, a greater per share price is stated in any document creating, upon closing, a “qualified event” then that price shall be utilized herein.) The Enterprise Value shall be the market capitalization to be calculated inclusive of all fully diluted shares as represented on the financial statements of the Company on which the company’s independent accountants render an opinion thereon. For this purpose only, the initial value will use the share information as of August 12, 1999 with the appropriate market price as of the same date for the effective date of this measurement. To the extent there has been an increased value as of the “qualified event”, the Executive will receive an award of eighteen thousands of one percent (0.018%) multiplied by such increase.

              5.  Term. The term of this Agreement and the termination rights are as follows:

                     (a)  This Agreement and Executive’s employment under this Agreement shall be effective as of the Effective Date and shall continue for a term ending on May 31, 2002 (the “Initial Term”). This Agreement and Executive’s employment shall automatically continue for successive one-year periods at the end of the Initial Term, unless either party gives written notice to the other of its intent to terminate this Agreement and Executive’s employment not less than 180 days prior to the commencement of any such one-year renewal period. In the event such notice to terminate is properly given, this Agreement and Executive’s employment shall terminate at the end of the Initial Term or the one-year renewal period during which the notice is given.

                     (b)  This Agreement and Executive’s employment may be terminated by either party prior to the end of the Initial Term (or any renewal period) upon 30 days’ prior written notice to the other party, provided that, in the event of such termination, Company shall be obligated to make the payments and provide the benefits described in Section 6 below.

              6.  Termination Payments. Upon termination of Executive’s employment, Company shall pay to Executive, within three business days after the end of the 30-day notice period provided in Section 5 above, a payment in cash determined under subsection (a) or (b) of this Section 6 and shall for the period or at the time specified provide the other benefits described in subsections (c) and (e) of this Section 6:

                     (a)  The payment shall be equal to five full years of Executive’s “Current Total Annual Compensation” as defined in subsection (f) of this Section 6, if: (i) Executive’s employment is terminated by Company, other than for Cause, within three years after any “Change in Control” of Company as defined in subsection (f) of this Section 6, or at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control, or otherwise in connection with or in anticipation of a

Change in Control; or (ii) Executive elects to terminate employment for Good Reason within three years after any Change in Control of Company. In addition, in the event that Executive’s employment is terminated in the circumstances described in this subsection, the Company shall also forgive any and all loans between Executive and the Company or its subsidiaries that are outstanding at the time of such termination, whether such loans are for the exercise of stock options or any other purpose. The Company shall also pay Executive a “gross-up” payment to cover taxes due from the forgiveness of any such loan.

                     (b)  The payment shall be equal to four full years of Executive’s Current Total Annual Compensation if (i) Executive’s employment is terminated by Company, other than for Cause, and such termination is not described in (a) above; or (ii) Executive elects to terminate his employment for “Good Reason,” as defined in subsection (f) of this Section 6, and such termination is not described in (a) above. In addition, in the event that Executive’s employment is terminated in the circumstances described in this subsection, the Company shall also forgive any and all loans between Executive and the Company or its subsidiaries that are outstanding at the time of such termination, whether such loans are for the exercise of stock options or any other purpose. The Company shall also pay Executive a “gross-up” payment to cover taxes due fr om the forgiveness of any such loan.

                     (c)  In addition to the amount payable to Executive under subsection (a) or (b) of this Section 6, Executive shall be entitled to the following upon termination for any reason:

                            (i)  The health care (including medical and dental) and life insurance coverage benefits provided to Executive and his Spouse at his date of termination, shall be continued at the same level and in the same manner for the rest of their lives. Any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms. Any costs Executive was paying for such coverages at the time of termination shall continue to be paid by Executive. If the terms of any benefit plan referred to in this section do not permit continued participation by Executive, then Company will arrange for other coverage providing substantially similar benefits at the same contribution level of Executive.

                            (ii)  Reasonable relocation expenses for Executive and his dependents to any location within the continental United States incurred for the purpose of new employment on or within eighteen months of the effective termination date of this Agreement. Such expenses shall include without limitation first-class airfare and other travel for Executive and his family; moving and storage expenses; real estate closing fees and costs upon the sale of his residence and purchase of a new residence; all other expenses reasonably incurred in relocating to a location other than Menlo Park, California or environs; and an amount equal to Ten Percent (10%) of his Current Total Annual Compensation to cover all incidental relocation expenses.

                            (iii)  Outplacement and financial and legal counseling services selected by Executive, up to a maximum of $100,000 each (net of tax, if any).

                            (iv)  A mutually acceptable office, together with secretarial assistance and customary office facilities and services, located at Company (or in lieu thereof reimbursement for same at another location), for up to 36 months following the effective termination date of this Agreement, for the purpose of facilitating Executive’s search for new employment.

                     (d)  The Employee’s employment shall terminate in the event of death. The Company shall pay to the Executive’s surviving spouse or family trust (or estate, if none), the payment provided under this Section 6 and shall continue to pay the Base Salary plus most recent bonus amount for the remaining term of the contract. The Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.

                     (e)  The Company may terminate the Employee’s employment for Disability by giving the Employee six months’ advance notice in writing. Disability is defined in subsection (f)(vi) of this Section 6. Upon the effective date of a termination for Disability, the Company will pay to the Executive the payment provided under subsection (b) of this Section 6. In the event of disability, the Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.

                     (f)  For purposes of this Agreement, the following definitions shall apply:

                            (i)  The “Board” shall mean the Board of Directors of Company.

                            (ii)  The “Incumbent Board” shall mean the members of the Board as of the date of this Agreement and any person becoming a member of the Board hereafter whose election, or nomination for election by Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company).

                            (iii)  “Change in Control” shall mean:

                            (A)  The acquisition (other than from Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, any employee benefit plan of Company or its subsidiaries which acquires beneficial ownership of voting securities of Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either the then outstanding shares of Common Stock or the combined voting power of Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

                            (B)  The failure for any reason of individuals who constitute the Incumbent Board to continue to constitute at least a majority of the Board; or

                            (C)  Approval by the stockholders of Company of a reorganization, merger, consolidation, in each case, with respect to which the shares of Company voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 40% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of Company or of the sale of all or substantially all of the assets of Company.

                            (iv)  “Good Reason” shall mean:

                            (A)  The assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 above, or any other action by Company which results in a diminution of such position, authority, duties or responsibilities, excluding for this purpose any action taken with the consent of Executive and any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Company promptly after receipt of notice of such action given by Executive;

                            (B)  A reduction in the overall level of Executive’s compensation or benefits as provided in Section 3;

                            (C)  Company’s requiring Executive to be based at any office or location other than Company’s executive offices in Menlo Park, California environs, except for travel reasonably required in the performance of Executive’s responsibilities;

                            (D)  Any purported termination by Company of Executive’ s employment otherwise than as expressly permitted by this Agreement; or

                            (E)  Any failure by Company to comply with and satisfy Section 7 below.

                            (F)  The nomination by the Board of a Chairman (or person serving in a similar capacity) of a person other than Executive.

              For purposes of this Agreement, any good-faith determination of “Good Reason” made by Executive shall be conclusive.

                            (v)  “Current Total Annual Compensation” shall be the total of the following amounts: (A) the greater of (i) Executive’s Base Salary for the greater of the calendar or fiscal year (the “Applicable Year”) in which his employment terminates or (ii) such salary for the Applicable Year prior to the year of such termination; and (B) the greater of (i) any total that became payable to Executive under the Bonus Plan during the Applicable Year prior to the Applicable Year in which his employment terminates and (ii) the maximum total bonus amount to which Executive would be and had been paid for the Applicable Year in which his employment terminates as if all Bonus Plan criteria had been or are met, regardless of when such amounts are actually to be paid or had been paid. Any longer term Bonus Plan payments are to be accelerated and included within the meaning of this definition.

                            (vi)  “Disability” shall mean the total and permanent inability of Executive due to illness, accident or other physical or mental incapacity to perform the usual duties of his employment under this Agreement, as determined by a physician selected by Company and acceptable to Executive or Executive’s legal representative (which agreement as to acceptability shall not be unreasonably withheld).

                            (vii)  The “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

                            (viii)  “Cause” shall be defined solely as (i) Executive’s defalcation or misappropriation of funds or property of the Company, or the commission of any other illegal act in the course of his employment with Company which, in the reasonable judgment of the Board of Directors, has a material adverse financial effect on the Company or on Executive’s ongoing abilities to carry out his duties under this Agreement; (ii) Executive’s conviction of a felony or of any crime involving moral turpitude, and affirmance of such conviction following the exhaustion of any appeals; (iii) refusal of Executive to substantially perform all of his duties and responsibilities, or Executive’s persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or perman ent Disability), which remains uncured following thirty days after written notice of such alleged Cause by the Board of Directors; or (iv) any material and substantial breach by Executive of other terms and conditions of this Agreement, which, in the reasonable judgment of the Board of Directors, has a material adverse financial effect on the Company or on Executive’s ongoing abilities to carry out his duties under this Agreement and which remains uncured following thirty days after written notice of such alleged Cause by the Board of Directors.

                     (g)  In addition to the amounts payable and/or forgiven under subsection (a), (b) or (c) of this Section 6, Company shall pay Executive a tax equalization payment in accordance with this subsection. The tax equalization payment shall be in an amount which, when added to the other amounts payable to Executive under this Section 6, will place Executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor statute of similar import, did not apply to any of the amounts payable under this Section 6 including any amounts paid under this subsection (g). The amount of this tax equalization payment shall be determined by Company’s independent accountants and shall be payable to Executive at the same time as the payment under subsection (a) or (b) of thi s Section 6.

              7.  Assignment; Successors. Any assignment of this Agreement shall be in accordance with the following:

                     (a)  The rights and benefits of Executive under this Agreement, other than accrued and unpaid amounts due hereunder, are personal to him and shall not be assignable by Executive, except with the prior written consent of Company.

                     (b)  Subject to the provisions of subsection (c) of this Section 7, this Agreement shall not be assignable by Company, provided that with the consent of Executive, Company may assign this Agreement to another corporation wholly owned by it either directly or through one or more other corporations, or to any corporate successor of Company or any such corporation.

                     (c)  Any business entity succeeding to substantially all of the business of Company, by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by and shall adopt and assume this Agreement, and Company shall require the assumption of this Agreement by such successor as a condition to such purchase, merger, consolidation, sale of assets or other similar transaction.

              8.  Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

If to Executive;	Mr. Christos M. Cotsakos c/o E*Trade Group, Inc. 4500 Bohannon Drive Menlo Park, California 94025

If to Company;	The Board of Directors c/o E*Trade Group, Inc. 4500 Bohannon Drive Menlo Park, California 94025

or such other address or agent as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

              9.  Full Settlement and Legal Expenses. Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The prevailing party shall be entitled to recover all legal fees and expenses which such party may reasonably incur as a result of any legal proceeding relating to the validity, enforceability, or breach of, or liability under, any provision of this Agreement or any guarantee of performance (including as a result of any contest by Executive about the amount of any payment pursuant t o Section 6 of this Agreement), plus in each case interest at the applicable Federal Rate provided for in Section 7872(f)(2) of the Code.

              10.  Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, except that any arbitration shall be governed by the Federal Arbitration Act.

              11.  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

              12.  Entire Agreement. This Agreement (including all Exhibits) contains the entire agreement of the parties with respect to the subject matter contained in this Agreement. There are no restrictions, promises, covenants, or undertakings between Company and Executive, other than those expressly set forth in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties. This Agreement may not be amended or modified except in writing executed by the parties.

              13.  Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Any arbitration shall be held in Santa Clara County, California, unless otherwise agreed in writing by the parties.

              IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

E*TRADE GROUP, INC. [CORPORATE SEAL]
/s/ David Hayden

David Hayden Audit Committee

/s/ William Ford

William Ford Compensation Committee
EXECUTIVE
/s/ Christos M. Cotsakos

Christos M. Cotsakos